Exhibit 99.4

FOURTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FOURTH AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Fourth Amendment”) is made and entered into as of September 24, 2006, between SECURE COMPUTING CORPORATION, a Delaware corporation (“Parent”) and CT SHAREHOLDERS’ REPRESENTATIVE LLC, a Georgia limited liability company (the “Representative”).

WHEREAS, Parent and CipherTrust, Inc., a Georgia corporation (the “Company”) are parties to that certain Agreement and Plan of Merger, dated as of July 11, 2006, with Peach Acquisition Corp., a Georgia corporation, and the Representative, as amended by that certain First Amendment, dated as of July 14, 2006, that certain Second Amendment, dated as of August 1, 2006 and that certain Third Amendment, dated as of August 30, 2006 (as amended, the “Merger Agreement”); and

WHEREAS, Parent and the Representative desire to amend the Merger Agreement in accordance with Section 8.4 of the Merger Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used without definition in this Fourth Amendment have the meanings assigned to them in the Merger Agreement.

2. Amendment to Section 5.5 of the Merger Agreement. Section 5.5 of the Merger Agreement is hereby amended by adding the following new Sections 5.5(c), (d) and (e):

“(c) Condition to Further Issuances of Parent Common Stock. The Parent shall not issue, in connection with the Merger, an aggregate number of shares of its common stock equal to or in excess of 20% of the number of shares of Parent Common Stock then outstanding on the Closing Date, unless and until Parent has obtained any necessary stockholder approval for such issuances pursuant to Nasdaq Marketplace Rule 4350(i)(1)(C).

(d) Rights of Option Holders.

(i) The provisions of Section 5.5(c) will not (1) alter, diminish, or affect in any way any of the obligations of the Parent under the Merger Agreement (determined without reference to the effect of Section 5.5(c)), including the obligations of the Parent to the Company Shareholders and Assumed Option Holders, and (2) alter, diminish, or adversely affect in any way any of the rights of the Company Shareholders and Assumed Option Holders under the Merger Agreement (determined without reference to the effect of Section 5.5(c)), including the rights of Assumed Option Holders under and with respect to the Assumed Options.

(ii) If any Assumed Option Holder incurs any loss, cost, liability or expense as a result of this Fourth Amendment, then Parent will provide such Assumed Option

Holder with the equivalent economic value that the Assumed Option Holder would have had in the absence of this Fourth Amendment; that is, the Parent will provide such Assumed Option Holder with an amount in cash equal to the amount necessary to put the Assumed Option Holder in the same economic position in which he would have been in the absence of this Fourth Amendment, taking into account all relevant factors (including the fair market value of the Parent Common Stock when the Assumed Options are exercised, income tax benefits available to the holder of an incentive stock option (“ISO”) upon exercise of an ISO, additional costs (including tax costs) to the Assumed Option Holder resulting from any deemed modification of the Assumed Options, and the brokerage fees that would be incurred if the Assumed Option Holder wishes to invest such cash proceeds in shares of Parent Common Stock through open market purchases).

(iii) “Assumed Options” means the Company Stock Options assumed by Parent in connection with the Merger in accordance with the provisions of the Merger Agreement, and “Assumed Option Holder” means any holder of an Assumed Option.

(iv) The Assumed Option Holders are intended third party beneficiaries of this Section 5.5(d).

(e) Representation and Warranty of Parent. Parent represents and warrants that the shares of Parent Common Stock issued by Parent at the Effective Time in connection with the Merger were issued in compliance with all applicable rules and regulations of Nasdaq, including Nasdaq Marketplace Rule 4350(i)(1)(C).

3. Effect of Fourth Amendment. This Fourth Amendment is hereby incorporated into and made a part of the Merger Agreement. Except as amended by this Fourth Amendment, all terms and provisions of the Merger Agreement shall continue and remain in full force and effect and binding upon the parties thereto. The Representative makes no representation, by executing this Fourth Amendment or otherwise, as to the validity or enforceability of this Fourth Amendment.

4. Binding Effect. This Fourth Amendment shall be binding in all respects and inure to the benefit of the successors and permitted assigns of the parties hereto.

5. Governing Law. This Fourth Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its conflict of laws provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

6. Counterparts. This Fourth Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Fourth Amendment and all of which, when taken together, will be deemed to constitute one and the same Fourth Amendment.

7. Savings Clause. In the event that this Fourth Amendment or any part of it shall be deemed contrary to law, void or invalid, the Parent shall take all steps necessary to carry out and effectuate the intent of this Fourth Amendment.

IN WITNESS WHEREOF, this Fourth Amendment to the Agreement and Plan of Merger has been executed on behalf of each of the parties hereto as of the day and year first written above.

SECURE COMPUTING CORPORATION

By:	/s/ Mary K. Budge
Name:	Mary K. Budge
Title:	Senior Vice President

CT SHAREHOLDERS’ REPRESENTATIVE LLC

By:	/s/ Anuj Grover
Name:	Anuj Grover
Title:	Managing Member

CT SHAREHOLDERS’ REPRESENTATIVE LLC

By:	/s/ Donald A. Sullivan
Name:	Donald A. Sullivan
Title:	Managing Member